Exhibit 99.1
ATHENS BANCSHARES CORPORATION REPORTS 2010 FINANCIAL RESULTS
Athens, Tennessee — February 2, 2011. Athens Bancshares Corporation (NASDAQ: AFCB — news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three and twelve months ended December 31, 2010. The Company’s net income for the three months ended December 31, 2010, was $600,000 or $0.24 per diluted share, compared to net income of $54,000 for the same period in 2009. For the twelve months ended December 31, 2010, net income was $843,000 or $0.34 per diluted share, compared to net income of $1.3 million for the year ended December 31, 2009.
On January 6, 2010, the Bank converted from a mutual savings bank to a stock savings bank and became the wholly owned subsidiary of the Company. In connection with the conversion, the Company sold an aggregate of 2,677,250 shares of common stock at a price of $10.00 per share to depositors of the Bank. In addition, in connection with the conversion, the Bank formed the Athens Federal Foundation, to which the Company contributed an additional 100,000 shares of common stock (valued at $10.00 per share) and $100,000 in cash. Because the Bank’s conversion and the Company’s stock offering were consummated on January 6, 2010, the Company was not an operating company during 2009. As a result, the information presented for 2009 is on a consolidated basis for the Bank only.
Net interest income after provision for loan losses increased $471,000 for the year ended December 31, 2010 as compared to the year ended December 31, 2009. Interest income decreased $139,000 when comparing the two periods as the average yield of interest-earning assets decreased from 6.34% during the year ended December 31, 2009 to 5.60% for 2010, which more than offset an increase in average balance of earning assets from $231.4 million in 2009 to $259.5 million in 2010. Interest expense decreased $1.3 million as the average cost of interest-bearing liabilities decreased from 2.67% to 2.01% when comparing the same two periods, which more than offset an increase in the average balance of those liabilities from $211.9 million in 2009 to $217.0 million in 2010. The provision for loan losses increased $687,000 from $1.0 million for the year ended December 31, 2009 to $1.7 million for the year ended December 31, 2010. The primary reasons for the increase in provision for loan losses were the increase in loans classified as substandard and a decline in overall economic conditions. Substandard loans increased from $7.7 million at December 31, 2009 to $9.0 million at December 31, 2010.
Net interest income after provision for loan losses increased $345,000 during the three months ended December 31, 2010 as compared to the three months ended December 31, 2009. Interest income increased $147,000 when comparing the two periods as the average yield on interest-earning assets decreased from 5.98% during the fourth quarter of 2009 to 5.63% for the same period in 2010, which substantially offset an increase in the average balance of interest earning assets from $236.7 million to $262.4 million. The average balances of loans, short term investments and investments increased $8.3 million, $806,000 and $16.6 million, respectively, when comparing the three months ended December 31, 2009 to the same period in 2010. The increases were primarily due to the deployment of funds received in the Bank’s mutual to stock conversion in January 2010. Interest expense decreased $323,000 as the average cost of interest-bearing liabilities decreased from 2.39% to 1.76% when comparing the two quarterly periods. The average balance of those liabilities increased $2.7 million from $215.7 million for the three months ended December 31, 2009 to $218.4 million for the same period ended December 31, 2010. The provision for loan losses increased $125,000 for the three months ended December 31, 2010 as compared to the same period ended December 31, 2009 primarily due to increases in loans classified as substandard and a decline in overall economic conditions.

Non-interest income decreased $265,000 for the year ended December 31, 2010 as compared to the year ended December 31, 2009. The decrease was primarily due to a decrease in income related to the sale of mortgage loans on the secondary market. Non-interest income increased $85,000 when comparing the three months ended December 31, 2010 to the same period ended December 31, 2009. The primary reason for the increase was an increase in income related to the origination and sale of mortgage loans on the secondary market.
Non-interest expense increased $1.4 million for the year ended December 31, 2010 compared to the year ended December 31, 2009. The primary reason for the increases was the contribution of $1.1 million in stock and cash to the Athens Federal Foundation. Non-interest expense increased $18,000 when comparing the three months ended December 31, 2010 to the same period ended December 31, 2009, primarily due to increase in salary and benefits expense related to the ESOP implemented in connection with the Bank’s conversion.
The income tax benefit for the year ended December 31, 2010 was ($7,000) as compared to an income tax expense of $644,000 for the same period in 2009. The primary reason for the change was the tax benefit received from the contribution to the Athens Federal Foundation.
Total assets as of December 31, 2010 were $278.0 million compared to $276.5 million at December 31, 2009. At December 31, 2010, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.
This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.
Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.
Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCHSARES CORPORATION AND SUBSIDIARY
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited — Dollars in thousands, except per share amounts)

	THREE MONTHS ENDED		YEARS ENDED
	DECEMBER 31,		DECEMBER 31,
	2010	2009	2010	2009
Operating Data:
Total interest income	$3,695	$3,548	$14,529	$14,668
Total interest expense	963	1,286	4,360	5,657

Net interest income	2,732	2,262	10,169	9,011
Provision for loan losses	603	478	1,711	1,024

Net interest income after provision for loan losses	2,129	1,784	8,458	7,987

Total non-interest income	1,190	1,105	4,405	4,670
Total non-interest expense	2,667	2,649	12,027	10,668

Income before income taxes	652	240	836	1,989
Income tax expense (benefit)	52	186	(7)	644

Net income	$600	$54	$843	$1,345

Net income per share, basic	$0.24	N/A	$0.34	N/A

Average common shares outstanding, basic	2,521,243	N/A	2,511,543	N/A
Net income per share, diluted	$0.24	N/A	$0.34	N/A

Average common shares outstanding, diluted	2,522,062	N/A	2,511,749	N/A

Performance ratios (annualized for quarterly period):
Return on average assets	0.85%	0.09%	0.30%	0.54%
Return on average equity	4.76	0.83	1.71	5.29
Interest rate spread	3.87	3.59	3.59	3.67
Net interest margin	4.17	3.81	3.92	3.89

	AS OF	AS OF
	DECEMBER 31, 2010	DECEMBER 31, 2009
FINANCIAL CONDITION DATA:
Total assets	$278,015	$276,458
Gross loans	203,352	194,817
Allowance for loan losses	3,965	3,413
Deposits	215,687	236,064
Securities sold under agreements to repurchase	795	899
Total liabilities	228,437	250,736
Stockholders’ equity (total equity at December 31, 2009)	49,577	25,722
Non-performing assets:
Nonaccrual loans	$1,912	$1,997
Accruing loans past due 90 days	127	16
Foreclosed real estate	1,087	780
Other non-performing assets	16	10

Trouble debt restructurings	$6,057	$3,515

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.95%	1.75%
Allowance for loan losses as a percent of non-performing loans	194.46	169.63
Non-performing loans as a percent of total loans	1.00	1.03
Non-performing loans as a percent of total assets	0.73	0.73
Non-performing assets and troubled debt restructurings as a percentage of total assets	3.31	2.28

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	20.78%	15.33%
Tier 1 capital (to risk-weighted assets)	19.63	14.08
Tier 1 capital (to adjusted total assets)	13.53	9.07
Tangible capital (to adjusted total assets)	13.53	9.07

Contact:	Athens Bancshares Corporation Jeffrey L. Cunningham President and CEO 423-745-1111